Exhibit (a)(1)

ARTICLES OF INCORPORATION

OF

Prospect Investment Corporation
(A Stock Corporation)

FIRST:
The undersigned incorporator, Megan Hewes, whose address is Suite 201, 910 Foulk Road, Wilmington, Delaware 19803, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.

SECOND:	The name of the corporation is Prospect Investment Corporation.

THIRD:	The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law.

FOURTH:	The post office address of the principal office of the corporation in Maryland is 245 W Chase Street, Baltimore, MD 21201.

FIFTH:	The name and post office address of the resident agent of the corporation in Maryland are: HSC Agent Services, Inc. 245 W Chase Street, Baltimore, MD 21201.

SIXTH:	The corporation has authority to issue 100,000,000 shares of common stock with $0.001 par value. All of the said stock is common stock of one class.

SEVENTH:
The number of directors of the corporation shall be one (1), which number may be increased pursuant to the bylaws of the corporation, and so long as there are less than three (3) stockholders, the number of directors may be less than three (3), but not less than the number of stockholders, and the name of the director who shall act until the first meeting or until his successor is duly chosen and qualified is: John F. Barry III, 10 East 40th Street, 44th Floor, New York, NY 10016.

EIGHTH:	IN WITNESS WHEREOF, I have signed these Articles and acknowledge the same to be my act this 6th day of October, 2010.

BY: /s/ Megan Hewes
Megan Hewes, Incorporator